Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS REPORTS THIRD QUARTER 2014 FINANCIAL

RESULTS AND DEVELOPMENT PROGRESS

Buffalo, NY — November 5, 2014 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today reported financial results and development progress for the third quarter ended September 30, 2014.

Cleveland BioLabs reported a net loss for the third quarter of 2014 of $4.1 million, or $0.07 per share, compared to a net loss of $4.1 million, or $0.09 per share, for the same period in 2013. Net loss for the first nine months of 2014 was $9.6 million, or $0.18 per share, compared to a net loss of $16.9 million, or $0.38 per share, for the same period in 2013, a reduction of $7.3 million. This net loss reduction was due to a reduction in operating losses of $9.1 million, and $1.2 million of non-cash income related to a change in value of accrued warrant liability, offset by $1.2 million for additional interest expense, $0.4 million in foreign exchange losses and $1.4 million in losses attributed to minority interests. The reduced operating losses were due to a narrowed focus of development activities, lower development costs for entolimod’s biodefense indication and other cost saving measures.

At September 30, 2014, the Company had cash, cash equivalents and short-term investments of $9.1 million, $4.9 million of which was available for general use and $4.2 million of which was restricted for the use of subsidiaries.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “We achieved several milestones during the third quarter. Agreement was reached with the U.S. Food and Drug Administration that our existing efficacy and safety data and animal-to-human dose conversion are sufficient to proceed with a pre-Emergency Use Authorization (pre-EUA) submission for entolimod’s biodefense indication. Our team has been focused on compiling an application that has the highest chances for success as quickly as possible. On the oncology side of our business, the Phase 1 study of entolimod in patients with advanced cancer at Roswell Park Cancer Institute has been concluded. Analysis of trial data, including immune cell response, is expected to be complete in the first half of 2015. We are preparing a small expansion study in the Russian Federation to gather additional immune cell response data at the highest dose levels reached in the Roswell Park study. This expansion study will be financially supported by a matching-funds grant from the Russian Ministry of Industry and Trade. We are also finalizing interim data for the oral administration study of Curaxin CBL0137. Lastly, dosing was started in a Phase 1 healthy subject study of CBLB612, a drug candidate in development for the induction and mobilization of hematopoietic stem cells (HSCs). In addition to evaluating safety, tolerability and pharmacology of a single administration of CBLB612, this study has been designed to characterize the type, quantity and timing of HSC mobilization in these subjects.”

Recruitment of the sixth cohort is underway in a multi-center, Phase 1 trial assessing the intravenous administration of Curaxin CBL0137 in patients with metastatic or unresectable advanced solid cancers and lymphomas. In parallel, dosing of the eighth cohort is ongoing in a multicenter, Phase 1 study assessing the oral administration of Curaxin CBL0137 in patients with advanced solid tumors that are resistant or refractory to current standard treatment. To date, no drug-related serious adverse events have been reported in either trial.

Further Financial Highlights

Revenue for the third quarter of 2014 decreased to $0.4 million compared to $1.6 million for the third quarter of 2013. Revenue for the first nine months of 2014 decreased to $2.3 million compared to $4.6 million for the same period in 2013. These decreases were primarily the result of the completion of contracts with the Department of Defense for entolimod’s biodefense indication and variances in the levels of development activity under other contracts with the Ministry of Industry and Trade of the Russian Federation, or MPT.

Research and development costs for the third quarter of 2014 decreased to $2.1 million compared to $4.2 million for the same period in 2013. Nine-month research and development costs for the 2014 period decreased to $6.8 million compared to $14.9 million for the same period in 2013. These decreases were primarily due to completion of third-party service contracts for several compounds in-line with and largely in support of the contracted development work discussed above; as well as, reduced compensation costs primarily attributable to our transfer of personnel to Buffalo BioLabs, LLC in the fourth quarter of 2013.

General and administrative costs for the third quarter of 2014 decreased to $1.8 million compared to $3.3 million for the same period in 2013. General and administrative costs for the first nine months of 2014 decreased to $6.5 million compared to $9.8 million for the same period in 2013. For the nine-month period, $2.0 million of these decreases were due to reduction in costs related to our personnel and consultants and $1.3 million were due to other cost-saving actions.

Conference Call Information

Cleveland BioLabs management will host a conference call at 10:00 a.m. ET today to provide updates and address investor questions regarding general business developments. Interested parties may participate by dialing 877-407-9205 (US) or 201-689-8054 (International), approximately five to ten minutes before the call start time. A live webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com. A replay of the call will be available starting on November 5, 2014, at 1:00 p.m. ET through November 19, 2014, at 11:59 p.m. ET. Interested parties may access the replay by dialing 877-660-6853 (US) or 201-612-7415 (International) and entering conference ID number 13593933. An archived webcast of the conference call will be available for 90 days on the Investors page of the Cleveland BioLabs web site at www.cbiolabs.com.

About Cleveland BioLabs

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company seeking to develop first-in-class pharmaceuticals designed to address diseases with significant medical need. The company’s lead product candidates are entolimod, which is being developed for a biodefense indication and as a potential cancer treatment, and Curaxin CBL0137, our lead oncology product candidate. The company conducts business in the United States and in the Russian Federation through our three operating subsidiaries, Incuron, LLC, BioLabs 612, LLC and Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, and the Children’s Cancer Institute Australia. To learn more about Cleveland BioLabs, Inc., please visit the Company’s website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “preparing,” “finalizing,” and “underway” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; our ability to successfully submit and receive approval of our pre-EUA application for entolimod, the conduct and results of our various clinical trials; our ability to obtain approval from the U.S. Food and Drug Administration of our product candidates; our ability to successfully submit and receive approval of our pre-EUA application for entolimod; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These risks and uncertainties include, among others, the Company’s failure to successfully and timely develop existing and new products; the Company’s collaborative relationships and the financial risks related thereto; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s ability to comply with its obligations under license agreements; the Company’s inability to obtain regulatory approval in a timely manner or at all; subsequent changes in the agreement with the Russian Ministry of Industry and Trade, the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Rachel Levine, Vice President, Investor Relations

Cleveland BioLabs, Inc.

T: (917) 375-2935

E: rlevine@cbiolabs.com

TABLES FOLLOW

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,877,432	$10,048,466
Short-term investments	1,269,467	305,538
Accounts receivable	175,191	458,391
Other current assets	365,461	344,386

Total current assets	9,687,551	11,156,781

Equipment, net	287,827	457,912
Restricted cash	2,427,874	2,921,724
Other long-term assets	65,192	159,224

Total assets	$12,468,444	$14,695,641

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$889,402	$794,397
Accrued expenses	1,796,382	2,445,446
Deferred revenue	356,580	1,069,438
Accrued warrant liability	1,861,013	1,241,311
Current portion of note payable	735,654	351,527
Current portion of capital lease obligation	29,560	83,634

	5,668,591	5,985,753

Noncurrent portion of capital lease obligation	—	7,522
Long-term debt	3,479,396	7,121,388
Commitments and contingencies	—	—

Total liabilities	9,147,987	13,114,663

Stockholders' equity:
Total Cleveland BioLabs, Inc. stockholders' deficit	(10,349,558)	(9,522,945)
Noncontrolling interest in stockholders' equity	13,670,015	11,103,923

Total stockholders' equity	3,320,457	1,580,978

Total liabilities and stockholders' equity	$12,468,444	$14,695,641

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues:
Grants and contracts	$415,126	$1,635,600	$2,311,467	$4,616,334

Operating expenses:
Research and development	2,068,245	4,205,238	6,832,241	14,909,882
General and administrative	1,785,620	3,286,830	6,449,531	9,787,053

Total operating expenses	3,853,865	7,492,068	13,281,772	24,696,935

Loss from operations	(3,438,739)	(5,856,468)	(10,970,305)	(20,080,601)

Other income (expense):
Interest and other income (expense)	(68,932)	97,534	(1,010,640)	225,299
Foreign exchange gain (loss)	(271,699)	(15,057)	(330,876)	59,853
Change in value of warrant liability	(836,293)	1,163,030	1,663,390	510,919

Total other income (expense)	(1,176,924)	1,245,507	321,874	796,071

Net loss	(4,615,663)	(4,610,961)	(10,648,431)	(19,284,530)

Net loss attributable to noncontrolling interests	519,529	519,765	1,005,764	2,386,900

Net loss attributable to Cleveland BioLabs, Inc.	$(4,096,134)	$(4,091,196)	$(9,642,667)	$(16,897,630)

Net loss available to common stockholders per share of common stock, basic and diluted	$(0.07)	$(0.09)	$(0.18)	$(0.38)

Weighted average number of shares used in calculating net loss per share, basic and diluted	57,110,198	45,061,274	53,016,147	44,946,340

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2014	2013
Cash flows used in operating activities	$(11,316,565)	$(18,923,142)
Cash flows provided by (used in) investing activities	(1,142,661)	666,920
Cash flows provided by financing activities	10,788,298	7,251,055
Effect of exchange rate change on cash and equivalents	(500,106)	(333,995)

Increase (decrease) in cash and cash equivalents	(2,171,034)	(11,339,162)

Cash and cash equivalents at beginning of period	10,048,466	25,652,083

Cash and cash equivalents at end of period	$7,877,432	$14,312,921

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

We define net cash burn as the net increase (or decrease) in cash, cash equivalents and short-term investments excluding the effect of capital markets financing activities, and the net increase (or decrease) in restricted cash, as determined in accordance with generally accepted accounting principles or GAAP. And we separately track net cash burn for Cleveland BioLabs, Inc. and its wholly-owned subsidiary BioLab 612, LLC, which we refer to as CBLI Stand-alone, as well as for the consolidated entity which includes the accounts of Incuron, LLC, Panacela Labs, Inc. and Panacela Labs, LLC. This non-GAAP measure may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. We believe that net cash burn is relevant and useful information for the Company and our investors as it provides a simple method of determining net cash used by the Company. A calculation of net cash burn is provided below:

	Quarter Ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
CBLI Stand-alone:
Cash, cash equivalents, and short-term investments, beginning of period	$7,654,233	$8,789,689	$7,957,302	$17,945,147
Cash, cash equivalents and short-term investments, end of period	4,881,603	10,831,221	4,881,603	10,831,221

Period increase/(decrease)	(2,772,630)	2,041,532	(3,075,699)	(7,113,926)
Less net proceeds from the sale of common stock	—	—	(9,697,501)	—
Plus/(minus) loan prepayments/(proceeds)	—	(5,797,675)	4,000,000	(5,797,675)

Net cash burn for the period	(2,772,630)	(3,756,143)	(8,773,200)	(12,911,601)
Number of months in period	3	3	9	9

Net monthly cash burn	$(924,210)	$(1,252,048)	$(974,800)	$(1,434,622)

Consolidated:
Cash, cash equivalents, and short-term investments, beginning of period	$11,103,596	$13,551,123	$10,354,004	$28,286,027
Cash, cash equivalents and short-term investments, end of period	9,146,899	14,622,087	9,146,899	14,622,087

Period increase/(decrease)	(1,956,697)	1,070,964	(1,207,105)	(13,663,940)
Less net proceeds from the sale of common stock	—	—	(9,697,501)	—
Plus/(minus) loan prepayments/(proceeds)	—	(5,797,675)	4,000,000	(7,297,675)
Less noncontrolling interest capital contribution to Incuron, LLC	(2,237,154)	—	(5,152,393)	—
Investments in restricted cash				1,421,861
Net cash burn for the period	(4,193,851)	(4,726,711)	(12,056,999)	(19,539,754)
Number of months in period	3	3	9	9

Net monthly cash burn	$(1,397,950)	$(1,575,570)	$(1,339,667)	$(2,171,084)